Piedmont Bancorp, Inc.
                            260 South Churton Street
                       Hillsborough, North Carolina 27278
                                 (919) 732-2143

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on November 12, 1997

         NOTICE IS HEREBY GIVEN that the annual meeting (the "Meeting") of the stockholders of Piedmont Bancorp, Inc. (the "Company") will be held on November 12, 1997 at 6:00 p.m., Eastern Time, at the offices of the Company at 260 South Churton Street, Hillsborough, North Carolina 27278.

         The Meeting is for the purpose of considering and voting upon the following matters:

         1. To elect three persons who will serve as directors of the Company until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualify;

         2. To ratify the selection of KPMG Peat Marwick LLP as the independent auditor for the Bank for the fiscal year ending June 30, 1998;

         3. To transact such other business as may properly come before the Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Meeting.

         The Board of Directors has established September 15, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company.


                                              By Order of the Board of Directors


                                              /s/Peggy S. Walker
                                              ------------------
                                              Peggy S. Walker
                                              Secretary
Hillsborough, North Carolina
October 3, 1997


A form of proxy is enclosed to enable you to vote your shares at the Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                             Piedmont Bancorp, Inc.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                November 12, 1997


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES


General

         This Proxy Statement is being furnished to stockholders of Piedmont Bancorp, Inc. (the "Company") in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be used at an annual meeting of stockholders (the "Meeting") to be held on November 12, 1997, at 6:00 p.m., Eastern Time, at the offices of the Company at 260 South Churton Street, Hillsborough, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on October 3, 1997. The Company's office is located at 260 South Churton Street, Hillsborough, North Carolina, 27278, and its telephone number is
(919) 732-2143.

         Other than the matters listed on the attached Notice of 1997 Annual Meeting of Stockholders, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

Revocability of Proxy

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

Solicitation

         The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited personally or by telephone by directors, officers, and regular employees of the Company and its wholly-owned savings bank subsidiary, Hillsborough Savings Bank, Inc., SSB (the "Bank"), without additional compensation therefor. The Company will also request persons, firms, and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders, upon request, for their reasonable out-of-pocket expenses in doing so.

Voting Securities and Vote Required for Approval

         Regardless of the number of shares of the Company's common stock (the "Common Stock") owned, it is important that stockholders be represented by proxy or be present in person at the Meeting. Stockholders are requested to vote by completing the enclosed form of proxy and returning it signed and dated in the enclosed postage-paid envelope. Any stockholder may vote for, against, or withhold authority to vote with respect to any matter to come before the Meeting. If the enclosed proxy is properly completed, signed, dated, and returned, and not revoked, it will be voted in accordance with the instructions therein. If no instructions are given, the proxy will be voted for the nominees for election to the Board of Directors named in this Proxy Statement and for the other matters described in this Proxy Statement calling for a vote of the shareholders. If instructions are given with respect to some but not all proposals, such instructions as are given will be followed, but the proxy will be voted for the proposals on which no instructions are given.

         The securities which may be voted at the Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Meeting. The close of business on September 15, 1997, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 2,750,800.

         The presence, in person or by proxy, of the holders of at least the majority of the total number of shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Since many of our stockholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient stockholders present, in person or by proxy, to constitute a quorum or to approve any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

         In the election of directors, a nominee need only receive a plurality of the votes cast in the election of directors in order to be elected. As a result, those persons nominated who receive the largest number of votes in each class will be elected as directors. Accordingly, shares not voted for any reason respecting any one or more nominees, including abstentions, will not be counted as votes against such nominees. No shareholder has the right to cumulatively vote his or her shares in the election of directors.

         The proposal to ratify the appointment of the Company's independent auditor for the fiscal year ending June 30, 1998, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Shares not voted for any reason respecting the appointment of KPMG Peat Marwick LLP will not be counted as a vote against such appointment.

         Abstentions will be counted for purposes of determining whether a quorum is present at the Meeting. Broker non-votes will not be counted either for determining the existence of a quorum or for tabulating votes cast on any proposal.

         Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by one or more inspectors of election designated by the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that any person who acquires the beneficial ownership of more than five percent of the Common Stock of the Company notify the Securities and Exchange Commission (the "SEC") and the Company. Following is certain information, as of the Record Date, regarding all persons or groups, as defined in the Exchange Act, who are known to the Company to own beneficially more than five percent of the Company's Common Stock.

                                                      Amount and               Percentage
                                                       Nature of                   of
Name and Address                                 Beneficial Ownership            Class(1)
----------------                                 --------------------            --------
Alfred L. Carr                                        218,134 (2)                 7.93%
Director of the Bank and Company
P.O. Box 435
Hillsborough, North Carolina  27278

M. Marion Clark                                       229,006 (2,3)               8.33%
Chairman of Board of Directors of the
  Bank and Company
P.O. Box 185
Hillsborough, North Carolina  27278

William Larry Rogers                                  231,650 (2,4)               8.42%
Director of the Bank and Company
5500 Corbett Ridge Road
Mebane, North Carolina  27302-8512
------------------------------

(1) Based upon a total of 2,750,800 shares of Common Stock outstanding at the Record Date.

(2)  Includes  4,534 shares of restricted  stock  awarded  under the  Management
     Recognition Plan on August 29, 1996. The number stated also includes 82,681 unallocated and 128,919 allocated shares held by the Bank's Employee Stock
     Ownership Plan. Mr. Carr, M. Marion Clark and William Larry Rogers are trustees of such plan and share certain voting and investment power over such shares.

(3) Includes 2,620 shares held indirectly by spouse for which Mr. Clark disclaims beneficial ownership.

(4) Includes 3,092 shares held by spouse for which Mr. Rogers shares voting and investment power.

         Set forth below is certain information, as of the Record Date, regarding those shares of Common Stock owned beneficially by each of the members of the Board of Directors of the Company, each of the members of the Board of Directors of the Bank, each of the executive officers of the Company and the Bank, and the directors and executive officers of the Company and the Bank as a group.

                                                         Amount and Nature                    Percentage
Name and Address                                     of Beneficial Ownership(1,2)            of Class(3)
----------------                                     ----------------------------            -----------
M. Marion Clark                                              229,006 (4,5)                       8.33%
Chairman of Board of Directors of the
  Bank and Company
P.O. Box 185
Hillsborough, NC  27278

Robert B. Nichols, Jr.                                        15,434 (5,6)                       0.56%
Vice Chairman of Board of Directors
  of the Bank and Company
4304 NC 86 North
Hillsborough, NC  27278

Alfred L. Carr                                               218,134 (5,7)                       7.93%
Director of the Bank and Company
P.O. Box 435
Hillsborough, NC  27278

Everett H. Kennedy                                            24,534 (5)                         0.89%
Director of the Bank and Company
120 South Churton St.
Hillsborough, NC  27278

Donald W. Pope                                                 9,534 (5)                         0.35%
Director of the Bank and Company
7201 Efland-Cedar Grove Rd.
Cedar Grove, NC  27231

James P. Ray                                                  31,195 (5,8)                       1.13%
Director of the Bank and Company
P.O. Box 759
Hillsborough, NC  27278

William Larry Rogers                                         231,650 (5,9)                       8.42%
Director of the Bank and Company
5500 Corbett Ridge Rd.
Mebane, NC  27302-8512

D. Tyson Clayton                                              54,653 (10)                        1.99%
Director of Bank and Company and
  President of Bank and Company
318 Crawford Rd.
Hillsborough, NC  27278

                                                         Amount and Nature                    Percentage
Name and Address                                     of Beneficial Ownership(1,2)            of Class(3)
----------------                                     ----------------------------            -----------
Peggy S. Walker                                               41,396 (11)                        1.50%
Director of Bank and Company,
  Secretary of Company, and
  Executive Vice President and
  Secretary of Bank
3626 NC 57
Hillsborough, NC  27278

Directors and Executive Officers                             414,518 (12)                       15.08%
 as a Group (11 Persons)
---------------


(1)  Voting and investment power is not shared unless otherwise indicated.

(2) Unless otherwise noted, all shares directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(3) Based upon a total of 2,750,800 shares of Common Stock outstanding at the Record Date.

(4) Includes 2,620 shares held indirectly by spouse for which Mr. Clark disclaims beneficial ownership. Also includes 82,681 unallocated and 128,919 allocated shares held by the Bank's Employee Stock Ownership Plan.
     Mr. Clark, Alfred L. Carr and William Larry Rogers are trustees of such plan and share certain voting and investment power over such shares.

(5)  Includes  4,534 shares of restricted  stock  awarded  under the  Management
     Recognition Plan on August 29, 1996.

(6) Includes 2,500 shares held by spouse for which Mr. Nichols shares voting and investment power.

(7) The number stated includes 82,681 unallocated and 128,919 allocated shares held by the Bank's Employee Stock Ownership Plan. Mr. Carr, M. Marion Clark and William Larry Rogers are trustees of such plan and share certain voting and investment power over such shares.

(8) Includes 6,206 shares held by spouse for which Mr. Ray shares voting and investment power.

(9) Includes 3,092 shares held by spouse for which Mr. Rogers shares voting and investment power. The number stated includes 82,681 unallocated and 128,919 allocated shares held by the Bank's Employee Stock Ownership Plan. Mr.
     Rogers, Alfred L. Carr and M. Marion Clark are trustees of such plan and share certain voting and investment power over such shares.

(10) Includes 1,315 shares held by spouse for which Mr. Clayton shares voting and investment power. Includes 12,445 shares of restricted stock awarded under the Management Recognition Plan on August 29, 1996. Includes 15,706 shares allocated to Mr. Clayton under the Hillsborough Savings Bank, Inc.,
     SSB Employee Stock Ownership Plan.

(11) Includes  11,048  shares of restricted  stock awarded under the  Management
     Recognition  Plan on August 29, 1996.  Includes 15,612 shares  allocated to
     Ms. Walker under the  Hillsborough  Savings Bank,  Inc., SSB Employee Stock
     Ownership Plan.

(12) Includes 68,731 shares of restricted stock awarded to directors and executive officers under the Management Recognition Plan on August 29, 1996. The number stated also includes 82,681 unallocated and 128,919 allocated shares held by the Bank's Employee Stock Ownership Plan.


            COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended June 30, 1997, all but three of its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements. Mr. Ted R. Laws, Vice President, and Mr. Eric J. Schuppenhauer, Treasurer, filed a late Form 3 on June 27, 1997, reflecting their appointment as executive officers of the Company in March of 1997. Gina B. Riggins, the former Treasurer of the Company who resigned on March 10, 1997, filed a late Form 4 on August 27, 1997 reflecting the forfeiture of 6,488 shares of restricted stock awarded under the Bank's Management Recognition Plan and the sale of a total of 8,575 shares of Common Stock between May 13, 1997 and July 27, 1997.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


         The Articles of Incorporation of the Bank provide that the number of directors of the Bank shall not be less than five nor more than fifteen. The exact number of directors shall be fixed or changed from time to time by the Board of Directors. The Board of Directors has currently fixed the size of the Board at nine members.

         So long as the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. As a result, there is one class of directors to be elected at the Meeting for a three year term.

         The Board of Directors has nominated the three persons named below for election as directors to serve for the term specified or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify.

         The persons named in the accompanying form of proxy intend to vote any shares of Common Stock represented by valid proxies received by them to elect the three nominees listed below as directors for the terms specified, unless authority to vote is withheld or such proxies are revoked. Each of the nominees for election is currently a member of the Board of Directors. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Board of Directors may recommend. The present Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office.

         In order to be elected as a director, a nominee need only receive a plurality of the votes cast. As a result, the three nominees who receive the largest number of votes will be elected as directors. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees.

         The Board of Directors recommends a vote FOR all of the following nominees for election as directors.

         The following table sets forth as to each nominee for the term ending as of the 2000 Annual Meeting of Stockholders, his or her name, age, principal occupation during the last five years and the year he or she was first elected as a director.

                                                                                                Director
                                                                                                  of the
                                      Age on              Principal Occupation During            Company
         Name                      June 30, 1997                Last Five Years                   Since
         ----                      -------------                ---------------                   -----
   Everett H. Kennedy                   70               Retired, formerly owner and               1962
                                                         operator of Kennedy's Realty

   William L. Rogers                    53               Farmer                                    1981

   Peggy S. Walker                      59               Executive Vice President and              1991
                                                         Secretary of the Bank

Board of Directors of the Bank

         The Bank currently has a nine-member board of directors which is composed of the same persons who are now directors of the Company.

Board Meetings and Committees

         The Company's Board of Directors met ten times in the fiscal year ended June 30, 1997. The Bank's board of directors has regular meetings twice each month, and held 27 regular and special meetings in the fiscal year ended June 30, 1997. The Company's Board of Directors has also established one standing committee--an Audit Committee. No director attended fewer than 75% of the total number of Company or Bank board meetings, and committee meetings of the Company's Board of Directors on which he served, during the year ended June 30, 1997.

         The Company's Audit Committee is composed of directors Kennedy, Pope and Carr. This committee is responsible for retaining internal and independent auditors, overseeing the adequacy of internal control, insuring compliance with the Company's policies and procedures and with generally accepted accounting principles. During the fiscal year ended June 30, 1997, the Audit Committee met two times.

         In addition, the full Board of Directors acts as a nominating committee each year prior to the annual meeting of stockholders to nominate persons for election to the Board of Directors. The Company's Bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company's Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

         The Bank's board of directors has appointed five other standing committees to which certain responsibilities have been delegated--the Loan Committee, the Community Reinvestment Act Committee, the Personnel Committee, the Environmental Committee and the Business Plan Committee. The Board of Directors and the Bank's board of directors appoint other committees of its members to perform certain more limited functions from time to time and have appointed committees to administer the various employee and director benefit plans which have been established by the Company and the Bank.

Director Compensation

         Board Fees. Members of the Board of Directors receive no fees or compensation for serving on the Board of Directors of the Company. However, all members of the Company's Board of Directors are also directors of the Bank. During fiscal year 1997, each member of the Bank's board of directors received directors' fees of $900 per month, and an additional fee of $450 for each special meeting attended. In addition, all non-employee directors who serve on the Bank's Audit Committee received $25 per hour for their service. In addition to his Bank board fees, M. Marion Clark, Chairman of the Bank's and Company's Board of Directors, was paid $12,000 for his services to the Bank, including his services as a member of the Bank's Loan Committee.

         Deferred Compensation Agreements. The Bank has entered into deferred compensation agreements with several of its directors. Under such arrangements, the directors waived immediate receipt of their directors' fees for various periods of time in exchange for the Bank's agreement to pay to the directors amounts over a specified period of time upon the directors reaching an age set forth in the agreement. Benefits are also payable to a director or to his designated beneficiary upon the director's death (either before or after normal deferred payments have begun) or upon termination of service as a director. The Bank has purchased life insurance policies of which it is the beneficiary in order to fund the deferred compensation benefits. The total expense related to the deferred compensation arrangements was approximately $73,000 in the fiscal year ending June 30, 1997.

         Stock Option Plan. See "Management Compensation--Stock Option Plan" for a discussion of the stock options granted to members of the Board of Directors under the Piedmont Bancorp, Inc. Stock Option Plan (the "Stock Option Plan").

         Management Recognition Plan. See "Management Compensation--Management Recognition Plan" for a discussion of the restricted stock awards made to members of the Board of Directors under the Hillsborough Savings Bank, Inc., SSB Management Recognition Plan (the "MRP").

Executive Officers

         The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank or both.

                                                                                                  Employed By
                                        Age on                Positions and Occupations         the Bank or the
Name                                 June 30, 1997              During Last Five Years           Company Since
----                                 -------------             ------------------------          -------------
D. Tyson Clayton                          59               President of the Company and               1972
                                                           the Bank

Peggy S. Walker                           59               Secretary of the Company and               1961
                                                           Bank Executive Vice
                                                           President and Secretary;
                                                           Personnel and Operations
                                                           Manager; previously Vice
                                                           President

Eric J. Schuppenhauer                     27               Treasurer of the Company and               1997
                                                           Bank Vice President and
                                                           Chief Financial Officer;
                                                           Certified Public Accountant
                                                           with KPMG Peat Marwick
                                                           LLP from July 1992 through
                                                           February 1997

Ted R. Laws                               39               Vice President of the                      1997
                                                           Company and Bank and Chief
                                                           Lending Officer of the Bank;
                                                           Vice President, Mortgage
                                                           Lending, Guaranty State
                                                           Bank, from February 1994 to
                                                           March 1997; Vice President,
                                                           Commercial Lending, BB&T,
                                                           from March 1993 to February
                                                           1994; Senior Vice President,
                                                           Mortgage Lending, Security
                                                           Federal, from October 1986 to
                                                           March 1993

Management Compensation

         Summary Compensation Table. The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company are also executive officers of the Bank and receive cash compensation from the Bank. The following table shows, for the fiscal years ending June 30, 1997 and 1996, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to (i) the Chief Executive Officer of the Bank and (ii) all other executive officers of the Bank whose cash compensation exceeded $100,000 in fiscal 1997 (there were none), for services in all capacities.

                                            Annual Compensation                 Long Term Compensation Awards
                                    --------------------------------------  -------------------------------------
                                                                                            Securities Underlying
                                                                            Restricted          Options/Stock
      Name and                                             Other Annual        Stock         Appreciation Rights        All Other
Principal Position          Year    Salary      Bonus      Compensation(2)     Awards        ("SARs") (in shares)    Compensation(1)
------------------         ------   ------      -----      ---------------    --------       --------------------    ---------------
D. Tyson Clayton,           1997    $96,862    $10,250       $91,000(3)      $186,675(4)          44,444/0(5)             $174,577
President and Director      1996    $91,905    $10,000             0                0                  0/0                $ 20,484
-----------
(1)      Includes (a)  directors'  fees of $10,800 and $12,150,  (b) $0 and $692 contributed to the Bank's defined contribution  retirement plan for Mr.
         Clayton,  (c)  $2,673  and  $2,958  contributed  to the  Bank's  401(k)
         retirement  plan  for  Mr.   Clayton,   and  (d)  $161,104  and  $4,684
         contributed to the Bank's ESOP for Mr. Clayton,  during fiscal 1997 and
         1996,  respectively.  A total of 15,706 shares of Common Stock,  with a market  value of  $160,986.50  or $10.25 per share as of June 30, 1997, were  allocated to Mr.  Clayton  under the ESOP during  fiscal 1997 and
         1996.

(2) Perquisites on other personal benefits, securities, or property for the fiscal years ended June 30, 1997 and 1996, did not exceed the lesser of $50,000 or 10% of total salary and bonus as reported for Mr. Clayton.

(3)      Represents  cash dividends  paid to Mr. Clayton  pursuant to the Bank's
         Management Recognition Plan.

(4) Pursuant to the Bank's Management Recognition Plan, Mr. Clayton has been awarded 12,445 shares of the Common Stock which had a market value of $15.00 per share on the date of grant (August 29, 1996) and $10.25 per share as of June 30, 1997, or a total value of $127,561 on June 30, 1997. These shares will vest 20% on August 29, 1997 and 20% each year thereafter until all such shares are vested on August 29, 2001. Mr.
         Clayton has all rights of ownership with respect to such shares, including the right to receive dividends.

(5) These options, granted pursuant to the Company's Stock Option Plan, entitle Mr. Clayton to purchase, at any time after vesting and before January 22, 2007, shares of the Common Stock in exchange for an exercise price of $9.25 per share, which was the fair market value of the shares on the date of grant. These shares will vest 20% on January
         22, 1998 and 20% each year thereafter until all such options are vested on January 22, 2002. Options become 100% vested upon death or disability.

         Bonus Compensation. For many years, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Board of Directors. The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future.

         401(k) Profit Sharing Plan. The Bank has established a contributory savings plan for its employees, which meets the requirements of section 401(k) of the Code. All employees who have completed one year of service may elect to contribute a percentage of their compensation to the plan each year, subject to certain maximums imposed by federal law. The Bank will match 50% of each participant's contribution, up to a maximum employer contribution of 3% of the participant's compensation. For purposes of the 401(k) plan, compensation means a participant's total compensation received from the employer.

         Participants are fully vested in amounts they contribute to the plan. Participants are fully vested in amounts contributed to the plan on their behalf by the Bank as employer matching contributions and as profit sharing contributions after seven years of service as follows: one year, 0%; two years, 0%; three years, 20%; four years, 40%; five years, 60%; six years, 80%; seven or more years, 100%.

         Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment. Normal retirement age under the plan is 65 years of age. The total amount contributed by the Bank to the 401(k) plan during fiscal 1997 was approximately $18,000.

         Other Benefits. The Bank provides its employees with group medical, dental, life and disability insurance benefits. Employees are also provided with vacation, holiday and sick leave.

         Employment Agreements. The Bank has entered into employment agreements with D. Tyson Clayton, President, Peggy S. Walker, Executive Vice President and Secretary, Ted R. Laws, Vice President, and Eric J. Schuppenhauer, Vice President, Treasurer and Chief Financial Officer. The agreements provide for current annual base salaries of $96,862, $71,768, $56,500 and $59,000, respectively. The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, the agreement may be extended for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors. The agreements also provide that base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), the employee's base salary shall be increased by at least 6% annually. In addition, the employment agreements provide for profitability and discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by the Bank or by the Company for employees of the Bank, as well as fringe benefits normally associated with such employee's office. The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreement, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

         All of the employment agreements provide that the nature of the employee's compensation, duties or benefits cannot be diminished following a change in control of the Bank or the Company. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in

Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Company or the Bank, or acquires in any manner control of the election of a majority of the directors of either the Company or the Bank, (ii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Company nor the Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to, or are acquired by, any other entity or group.

         Severance Plan. The Bank has adopted a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" of the Bank or the Company (as defined in the Severance
Plan) and (i) the Bank or any successor of the Bank terminates the employment of any full time employee of the Bank in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance
Plan), or (ii) an employee terminates his or her employment with the Bank or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location outside of Orange County, North Carolina within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as the Bank's employee or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to two times an employee's annual salary. Officers of the Bank who, at the time of a "change in control," are parties to employment agreements having a remaining term of more than two years are not covered by the Severance Plan.

         Employee Stock Ownership Plan. The Bank has established an Employee Stock Ownership Plan (the "ESOP") for its eligible employees. Employees with one year of service with the Bank are eligible to participate. The ESOP borrowed funds from the Company and used the funds to purchase 8% of the shares of Common Stock issued in connection with the Bank's conversion from a North
Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), or 211,600 shares.

         Collateral for the Company's loan to the ESOP is the Common Stock purchased by the ESOP. It is expected that the loan will be repaid within three years principally from the Bank's discretionary contributions to the ESOP. Dividends, if any, paid on shares held by the ESOP may be and have been used to reduce the loan. Dividends of $1.5 million were used to pay down the loan in the fiscal year ended June 30, 1997. The loan is not guaranteed by the Bank. Shares purchased by the ESOP and pledged as security for the loan are held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits immediately vest upon death or disability.

         The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Principal and interest payments totalling $1,709,777 were made on the loan from the Company to the ESOP in the fiscal year ended June 30, 1997. During that same period, 125,819 shares, with a market value of $1,289,645 ($10.25 per share) at June 30, 1997, were allocated to participants in the ESOP during that same period.

         The Bank has established a committee of the Board of Directors to administer the ESOP. The Trustees for the ESOP are M. Marion Clark, Alfred L. Carr and William Larry Rogers. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Stock Option Plan. The Stock Option Plan is administered by a committee of the Company's Board of Directors (the "Stock Option Plan Committee"). The Company has reserved 264,500 shares of the Common Stock for issuance upon the exercise of options which have been granted under the Stock Option Plan. All directors, officers and employees of the Company, the Bank, and any of the Bank's subsidiaries are eligible for participation in the Stock Option Plan. The Stock Option Plan Committee, in its sole discretion, determines who will participate in the Stock Option Plan. Options to purchase 262,354 shares of the Common Stock were granted during fiscal year 1997 and outstanding at June 30, 1997.

         The following table provides certain information with respect to the grant of stock options to Mr. Clayton made during the fiscal year ended June 30, 1997.

                                       Option/SAR Grants in Last Fiscal Year
                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                    Annual Rates for Stock Price
                                                          Individual Grants                         Appreciation for Option Term
--------------------------------------------------------------------------------------------------  ----------------------------
                                                   % of Total
                    Number of Securities          Options/SARs          Exercise                           5%              10%
                   Underlying Options/SARs         Granted to            or Base    Expiration       Appreciation     Appreciation
       Name                Granted           Employees in Fiscal Year     Price        Date               (3)              (4)
       ----                -------           ------------------------     -----        ----          ------------     ------------
D. Tyson Clayton         44,444/01                  16.94%/0%           $9.25(2)  January 22, 2007      $258,543        $655,199
----------------

(1) 20% of the options granted vest on January 22, 1998 and 20% each year thereafter until all such options are vested on January 22, 2002.

(2) Represents the closing market price per share of the underlying securities on the date of grant (January 22, 1997).

(3) The dollar values shown represent the potential realizable value of the grant of options at an assumed 5% annualized appreciation rate in the price of the Common Stock. The potential realizable value is calculated under the following formula: [(A x B) - C] x D, where A = $9.25, the per share market price at the time of the grant; B = 1.6289, the assumed rate of stock price appreciation (5%) compounded annually over the 10-year term of the option;
     C = $9.25, the per share exercise price of the option; and D = 44,444, the number of securities underlying the grant at year end 1997.

(4) The dollar values shown represent the potential realizable value of the grant of options at an assumed 10% annualized appreciation rate in the price of the Common Stock. The potential realizable value is calculated under the following formula: [(A x B) - C] x D, where A = $9.25, the per share market price at the time of the grant; B = 2.5937, the assumed rate of stock price appreciation (10%) compounded annually over the 10-year term of the option; C= $9.25, the per share exercise price of the option; and D
     = 44,444, the number of securities underlying the grant at year end 1997.

No options were exercised by Mr. Clayton during the fiscal year ended June 30, 1997.

                                   Aggregated Option/SAR Exercises in Last Fiscal Year
                                          and Fiscal Year-End Option/SAR Values

                                                                                                     Value of
                                                             Number of Securities                   Unexercised
                                                            Underlying Unexercised                 in-the-Money
                          Shares Acquired      Value            Options/SARs at                   Options/SARs at
       Name                 on Exercise      Realized         Fiscal Year End(1)                Fiscal Year End(2)
       ----                 -----------      --------         ------------------                ------------------
                                                         Exercisable     Unexercisable     Exercisable     Unexercisable
                                                         -----------     -------------     -----------     -------------
D. Tyson Clayton                 0             $ 0           0/0          44,444/0           $ 0/0          $44,444/0
----------------

(1) All stock options were granted as of January 22, 1997. No stock options vested in the fiscal year ended June 30, 1997.

(2) The exercise price of the stock options is $9.25. On June 30, 1997, the closing market price per share for the Common Stock as reported on the American Stock Exchange was $10.25.

         Options granted under the Stock Option Plan have a vesting schedule which provides that 20% of the options granted vest on the first anniversary of the date of grant, and 20% will vest on each subsequent anniversary date, so that the options would be completely vested on the fifth anniversary of the date of grant. Options become 100% vested upon death or disability, if earlier.

         Although both incentive and non-qualified options have been granted under the Stock Option Plan, all of the stock options granted to employees are intended to be incentive stock options. In the case of an incentive stock option, an optionee is not deemed to have received taxable income upon the grant or exercise of the stock option, provided the shares are not disposed of by the optionee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction may be taken by the Company at the time of the grant or exercise of an incentive option, assuming these holding periods are satisfied. In the case of a non-qualified stock option, an optionee is deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the stock. The amount of any ordinary income deemed to be received by the optionee upon the exercise of a non-qualified stock option is a deductible expense of the Company for tax purposes.

         No cash consideration was paid for the options. Options have an option exercise price of $9.25, the fair market value of the Common Stock on the date of grant (January 22, 1997). The exercise price may be paid in cash or by delivery of shares of Common Stock with a market value equal to the exercise price. Based upon the closing market price per share paid on September 2, 1997, the per share market value of the Common Stock underlying the options would be $10.625.

         Options granted under the Stock Option Plan have a term of ten years, are not transferable except upon death and continue to be exercisable upon retirement.

         The Stock Option Plan places certain limitations on termination and amendment of the Stock Option Plan. It provides that the Stock Option Plan cannot be terminated upon an acquisition or merger of the Company or the Bank unless the acquiror provides for an equivalent benefit for all then current option holders. It provides that the Stock Option Plan may be amended by the Board of Directors of the Company at any time. It states, however, that stockholder approval of certain amendments may be necessary in order for the Stock Option Plan to satisfy the requirements of SEC Rule 16b-3. It provides that certain Stock Option Plan provisions, including the number of options to be initially granted, may not be amended more than once every six months, except under very limited circumstances.

         Management Recognition Plan. On June 11, 1996, the stockholders of the Company approved the Hillsborough Savings Bank, Inc., SSB Management Recognition Plan (the "MRP"). Effective August 29, 1996, restricted stock awards of 105,800 shares of the Common Stock were made to 38 directors, officers and employees of the Bank.

         The MRP serves as a means of providing the directors, officers, and employees with an ownership interest in the Company in a manner designed to encourage such persons to continue their service to the Company and the Bank and to provide performance incentives. The MRP is administered by a committee of the Bank's Board of Directors (the "MRP Committee"). All directors, officers, and employees of the Company and the Bank are eligible for participation in the MRP. Except with regard to the initial awards made on August 29, 1996, the MRP Committee, in its sole discretion, will determine who will participate in the MRP. Initially, all shares authorized under the MRP were allocated pursuant to the plan. Therefore, only forfeited shares are subject to allocation later, unless the plan is amended. During the fiscal year ended June 30, 1997, 14,914 MRP shares were forfeited and 13,500 MRP shares were reallocated to new participants.

         The shares awarded under the MRP were issued from authorized but unissued shares of Common Stock. Shares issued under the MRP are issued at no cost to recipients.

         Recipients are entitled to vote MRP shares and receive all dividends and cash distributions with respect thereto. The shares granted vest at a rate of 20% on the first anniversary of the effective date of the award of shares under the MRP, and 20% on each subsequent anniversary date, so that the shares would be completely vested at the end of five years after the date of award. Awards of Common Stock under the MRP would immediately vest upon the disability or death of a recipient. The MRP cannot be terminated upon an acquisition or merger of the Company or the Bank unless the acquiror provides for an equivalent benefit for all then current MRP participants. The awards are not forfeitable upon vesting.

         The MRP may be amended by the Board of Directors of the Bank at any time. However, stockholder approval of certain amendments may be necessary in order for the MRP to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act. Certain MRP provisions, including the number of shares of Common Stock to be awarded initially, may not be amended more than once every six months, except under very limited circumstances.

         Compensation Committee Interlocks and Insider Participation. The Personnel Committee of the Bank's board of directors serves the role of the compensation committee. The Personnel Committee determines the compensation of the executive officers and the Bank's other employees. During the fiscal year ended June 30, 1997, the Personnel Committee consisted of directors Carr, Nichols, Ray and Rogers.

         Report of Compensation Committee on Executive Compensation. It is the responsibility of the Bank's Personnel Committee to review and evaluate performance of the Bank's executive officers. The salary of each executive officer, including Mr. Clayton, the Chief Executive Officer, is determined based upon the executive officer's contributions to the Bank's overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day to day operations. In addition, the executive officers of the Bank are eligible to receive discretionary bonuses based on profit--as are all other employees -- declared by the Bank's board of directors based upon after-tax net income of the Bank.

                                                          Alfred L. Carr
                                                          Robert B. Nichols, Jr.
                                                          James P. Ray
                                                          William Larry Rogers

Performance Graph

         The following graph compares the Company's cumulative shareholder return on the Common Stock with a AMEX (U.S. companies) index and with a savings institution peer group whose stock is quoted on AMEX. The graph was prepared using data through June 30, 1997.



                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             Performance Report for
                             Piedmont Bancorp, Inc.


Prepared by the Center for Research in Security Prices Produced on August 7, 1997 including data to June 30, 1997


  Date             Company Index          Market Index          Peer Index
  ----             -------------          ------------          ----------
12/08/95               100.000               100.000              100.000
12/29/95                98.039               102.207               99.360
01/31/96                95.098               102.299              106.994
02/29/96               100.000               103.980              110.988
03/29/96               104.737               104.941              110.480
04/30/96               106.713               108.583              108.599
05/31/96               104.737               112.187              107.000
06/28/96               104.697               105.942              108.059
07/31/96               104.697                97.696              105.770
08/30/96               120.651               100.557              112.339
09/30/96               124.584               103.309              115.789
10/31/96               126.594               101.252              115.601
11/29/96               144.679               105.427              118.778
12/31/96               142.700               103.835              117.488
01/31/97               147.796               106.250              127.925
02/28/97               144.399               108.183              141.404
03/31/97               149.171               102.885              134.835
04/30/97               145.742                99.852              136.788
05/30/97               146.171               109.889              140.134
06/30/97               141.962               113.883              151.962



                                                    LEGEND

CRSP Total Returns Index for:                     12/08/95    12/29/95     06/28/96     12/31/96    06/30/97
-----------------------------                     --------    --------     --------     --------    --------
Piedmont Bancorp, Inc.                              100.0        98.0        104.7        142.7      142.0
AMEX Stock Market (US Companies)                    100.0       102.2        105.9        103.8      113.9
AMEX Stocks (SIC 6030-6039 US Companies)            100.0        99.4        108.1        117.5      152.0
Savings Institutions


Notes:
         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
         B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
         C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
         D.    The index level for all series was set to $100.0 on 12/08/95.

Certain Indebtedness and Transactions of Management

         The Bank makes loans to executive officers and directors of the Bank in the ordinary course of its business. These loans are made on the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to executive officers and directors of the Bank on terms more favorable than could be obtained by persons not affiliated with the Bank. The Bank's policy concerning loans to executive officers and directors complies with such regulations.


                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR


         KPMG Peat Marwick LLP was the Company's independent auditor for the year ended June 30, 1997 and has been selected as the Company's independent auditor for the year ending June 30, 1998. Such selection is being submitted to the Company's stockholders for ratification. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

         The Board of Directors recommends that the stockholders vote FOR ratification of the selection of KPMG Peat Marwick LLP as independent auditor for the Company for the 1998 fiscal year.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         It is presently anticipated that the 1998 Annual Meeting of Stockholders will be held in November 1998. In order for stockholder proposals to be included in the proxy material for that meeting, such proposals must be received by the Secretary of the Company at the Company's principal executive office not later than July 16, 1998, and meet all other applicable requirements for inclusion therein.


                                  OTHER MATTERS

         Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.


                                  MISCELLANEOUS

         The Annual Report of the Company for the year ended June 30, 1997, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.


         THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: PIEDMONT BANCORP, INC., 260 SOUTH CHURTON STREET, HILLSBOROUGH, NORTH CAROLINA 27278, ATTENTION:
D. TYSON CLAYTON.



                                              By Order of the Board of Directors


                                              /s/Peggy S. Walker
                                              ------------------
                                              Peggy S. Walker
                                              Secretary

Hillsborough, North Carolina
October 3, 1997

                                 REVOCABLE PROXY
                             PIEDMONT BANCORP, INC.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 12, 1997
                                    6:00 p.m.

  The undersigned hereby appoints the official proxy committee consisting of all the members of the Board of Directors of Piedmont Bancorp, Inc.(the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at the offices of the Company, 260 South Churton Street, Hillsborough, North Carolina, on November 12, 1997, at 6:00 p.m. and at any and all adjournments thereof, as follows:

   1. The approval of the election of the following named directors:

      Everett H. Kennedy, William L. Rogers and Peggy S. Walker

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------


   2. The ratification of KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending June 30, 1998.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN


      PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.      [   ]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

   If no instructions are given, the proxy will be voted for the nominees for election to the Board of Directors named in this Revocable Proxy and for the ratification of the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for the 1998 fiscal year. If instructions are given with respect to one but not both proposals, such instructions as are given will be followed and the proxy will be voted for the proposal on which no instructions are given.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.

                             PIEDMONT BANCORP, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated October 3, 1997.

  Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY